EXHIBIT 10.62

STRATUS NON-COMPETE/NON-SOLICITATION AGREEMENT

This STRATUS NON-COMPETE AND NON-SOLICITATION AGREEMENT (the “Agreement”) is made and entered into as of this 5th day of December, 2005, by and between STRATUS SERVICES GROUP, INC., a Delaware company (“Stratus”) and ACCOUNTABILITIES, INC., a Delaware corporation (“Accountabilities”), and the respective affiliates, officers, directors and/or principals of each of Stratus and Accountabilities.

RECITALS:

WHEREAS, Accountabilities and Stratus have executed an Asset Purchase Agreement whereby Accountabilities has purchased certain assets related to the ongoing clerical and light industrial staffing business of Stratus at its offices located in Culver City, California, Lawndale, California, and Orange, California (the “Purchased Assets”); and

WHEREAS, Stratus possesses substantial information and knowledge regarding the Purchased Assets; and

WHEREAS, the parties desire to enter into an agreement whereby Stratus agrees not to compete with Accountabilities relating to the Purchased Assets.

NOW, THEREFORE, for consideration, the receipt and sufficiency of which is hereby acknowledged, and other good and valuable consideration, the parties hereto agree as follows:

Confidentiality and Trade Secrets

Stratus acknowledges that it has had access to confidential information concerning the Purchased Assets and clients relating thereto, including their business affairs, special needs, preferred methods of doing business, methods of operation, key contact personnel and other data, all of which provides Stratus with a competitive edge and none of which is readily available except to Stratus and employees of Accountabilities.

Stratus further acknowledges that it has had access to the names, addresses, telephone numbers, qualifications, education, accomplishments, experience, availability, resumes and other data regarding persons who have applied or been recruited for temporary or permanent employment relating to the Purchased Assets, as well as job order specifications and the particular characteristics and requirements of persons generally hired by a client, specific job listings, mailing lists, computer runoffs, financial and other information, all of which provides Stratus with a competitive edge and none of which is readily available except to Stratus and employees of Accountabilities.

Stratus agrees that all of the foregoing information regarding the Purchased Assets and all clients and employees related thereto constitutes valuable and proprietary trade secrets and confidential information of Accountabilities (hereafter “Confidential Information”).

Non-Competition Agreement

Stratus agrees that it will not, during the three (3) year period commencing with the Effective Date of the Asset Purchase Agreement (“Restrictive Period”) service, solicit, compete in the geographic area of or deal with any customers or future customers of its offices located in Bellflower, California and West Covina, California (collectively the “Accountabilities CA Branch Offices”). Stratus acknowledges that doing so in any manner would interfere with, diminish and otherwise jeopardize and damage the business and goodwill of the Accountabilities CA Branch Offices. Notwithstanding the foregoing, Stratus retains the right to continue to service all of its other existing nationwide customers and accounts.

Non-Disclosure Agreement

Stratus agrees that except as directed by Accountabilities, it will not at any time use for any reason or disclose to any person any of the Confidential Information of the Accountabilities CA Branch Offices or permit any person to examine and/or make copies of any documents which may contain or are derived from Confidential Information, whether prepared by Stratus or otherwise, without the prior written permission of Accountabilities.

Agreement Not to Compete for Accounts or Personnel

Except as set forth above, Stratus agrees that during the Restrictive Period it will not, directly or indirectly, contact, solicit, divert, take away or attempt to contact, solicit, divert or take away any staff employee, temporary personnel, customer, account, business or goodwill from Accountabilities in the Accountabilities CA Branch Offices, either for Stratus’ own benefit or some other person or entity, and will not aid or assist any other person or entity to engage in any such activities.

No Adequate Remedy at Law

Stratus acknowledges and agrees that any breach or threatened breach by of this Agreement by Stratus would cause immediate and irreparable injury to Accountabilities and that money damages alone would not provide an adequate remedy in the event Stratus breaches any of the above covenants. Accordingly, Stratus agrees that Accountabilities shall have the right to seek and obtain an injunction to enjoin any such breach by Stratus without the requirement of the posting of a bond and, if Accountabilities shall institute any action or proceeding to enforce those covenants, Stratus hereby waives and agrees not to assert the claim or defense that Accountabilities has an adequate remedy at law. The foregoing shall not prejudice Accountabilities’ right to require Stratus to account for and pay over to Accountabilities the amount of any damages incurred by Accountabilities as a result of any such breach.

Scope and Duration

It is expressly understood and agreed that Stratus and Accountabilities consider the restrictions contained in this Agreement to be reasonable and necessary for the purposes of preserving and protecting the goodwill, legitimate business interests, and proprietary trade secrets and confidential information of Accountabilities. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or to be overbroad as to geographic area, or time, or with respect to a particular scope of commerce, or to be otherwise unenforceable, the parties intend for the restrictions set forth above to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, except that neither party may assign its obligations hereunder without the prior written consent of the other parties hereto; provided, however, that the Buyer may assign Buyer's rights hereunder to a subsidiary or affiliate of Buyer, provided that the Buyer shall remain liable for its obligations hereunder. Any assignment in contravention of this provision shall be null and void. No assignment shall release the Buyer from any obligation or liability under this Agreement.

Entire Agreement; Amendment

This Agreement, all schedules and exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written, and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer and the Seller, by the consent of their respective Boards of Directors, or officers authorized by such Boards, may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Seller.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflicts of law principles.

Section Headings

The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

Severability

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which, when taken together, shall be one and the same document.

STRATUS SERVICES GROUP, INC.

By:  /s/ Joseph J. Raymond
Joseph J. Raymond
Chairman and CEO

ACCOUNTABILITIES, INC.

By: /s/ Allan Hartley
Allan Hartley
President